Exhibit 99.1

PRESS RELEASE

Pieris Announces Management Transition

BOSTON, MA, February 7, 2017 – Pieris Pharmaceuticals, Inc. (NASDAQ:PIRS), a clinical-stage biotechnology company advancing novel biotherapeutics through its proprietary Anticalin® technology platform, today announced that Darlene Deptula-Hicks has submitted her resignation, effective today, to pursue other interests. While the Company conducts an executive search for a permanent successor, Lance Thibault of Danforth Advisors, is assuming the role of Acting Chief Financial Officer. Pieris also announced today the termination of its ATM Common Stock Sales Agreement, originally entered into on October 5, 2016 with Cowen and Company, LLC. The Company did not offer or sell any shares under the ATM program prior to its termination.

“On behalf of Pieris, I would like to express my heartfelt thanks to Darlene Deptula-Hicks for her commitment to helping build Pieris over the past two-plus years. We wish her all the very best for the future,” said Stephen Yoder, President and CEO. “As Pieris seeks to build on its most recent transformative events, we look forward to continuing to work closely with the rest of our leadership team to ensure strong continuity as we execute on our strategic plans in 2017. We are pleased to have Lance join us as a strong and experienced interim biotech CFO for the near-term.”

Ms. Darlene Deptula-Hicks joined Pieris Pharmaceuticals as Senior Vice President and Chief Financial Officer in September 2015. Prior to this, Ms. Deptula-Hicks was engaged as a financial consultant to Pieris and was appointed as Acting Chief Financial Officer and Treasurer in December 2014.

About Pieris Pharmaceuticals:

Pieris Pharmaceuticals is a clinical-stage biotechnology company that discovers and develops Anticalin-based drugs to target validated disease pathways in a unique and transformative way. Our pipeline includes immuno-oncology multispecifics tailored for the tumor micro-environment, an inhaled Anticalin protein to treat uncontrolled asthma and a half-life-optimized Anticalin protein to treat anemia. Proprietary to Pieris, Anticalin proteins are a novel class of protein therapeutics validated in the clinic and by partnerships with leading pharmaceutical companies. Anticalin® is a registered trademark of Pieris. For more information visit www.pieris.com.

Company Contact:	Investor Relations Contact:
Pieris Pharmaceuticals, Inc.	The Trout Group
Lance Thibault	Thomas Hoffmann

Acting Chief Financial Officer	+1-646-378-2931
+1-857-246-8998	thoffmann@troutgroup.com
thibault@pieris.com

Media Inquiries:

Mario Brkulj

+49 175 5010575

mbrkulj@macbiocom.com